Prospectus Supplement No. 1                    Filed Pursuant to Rule 424(b)(3)
(to Prospectus dated October 24, 2000)               Registration No. 333-47292




                                1,590,824 Shares


                           HUMAN GENOME SCIENCES, INC.


                                  Common Stock

                                ----------------


                     The following information supplements information contained in our prospectus dated October 24, 2000, relating to the potential offer and sale from time to time by holders of shares of our common stock. See "Plan of Distribution" in our prospectus.

                     This prospectus supplement may only be delivered or used in connection with our prospectus. This prospectus supplement is incorporated by reference into our prospectus. Our common stock is listed on The Nasdaq National Market under the symbol "HGSI."


                     NEITHER THE SEC NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.









           The date of this prospectus supplement is November 7, 2000


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           We issued the shares of common stock offered by this prospectus to the selling stockholders in connection with our acquisition of the outstanding securities of Principia Pharmaceutical Corporation in a transaction exempt from the registration requirements of the Securities Act. The selling stockholders, including their transferees, pledgees or donees or their successors, may from time to time offer and sell any or all of these shares of common stock. Our registration of the shares of common stock does not necessarily mean that the selling stockholders will sell all or any of the shares.

                             --------------------

           The following table supplements the information in our prospectus with respect to the selling stockholders and the number of shares of common stock they beneficially own that may be offered under our prospectus. The information is based on information provided by or on behalf of the selling stockholders. All information provided in this prospectus supplement is as of November 6, 2000. Health Care Ventures V, L.P. received 969,938 of our common stock in connection with our acquisition of the outstanding securities of Principia Pharmaceutical Corporation and subsequently distributed 921,442 of those shares to its partners. Information regarding those stockholders is set forth below.

           Because the selling stockholders may sell all or some portion of the shares of common stock beneficially owned by them, we cannot estimate the number of shares of common stock that will be beneficially owned by the selling stockholders after this offering. In addition, the selling stockholders may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time or from time to time since the date on which they provided the information, all or a portion of the shares of common stock beneficially owned by them in transactions exempt from the registration requirements of the Securities Act of 1933.

                                                                              PERCENTAGE OF                          PERCENTAGE OF
                                                                          OUTSTANDING SHARES OF                   OUTSTANDING SHARES
                                               COMMON STOCK OWNED PRIOR   COMMON STOCK PRIOR TO    COMMON STOCK     OF COMMON STOCK
NAME                                               TO THE OFFERING             THE OFFERING          OFFERED      AFTER THE OFFERING
----                                               ---------------             ------------          -------      ------------------
Larry Abrams .................................           102,523                    *                   2,523               *
Lee Casty ....................................            23,471                    *                   2,523               *
Casty Children's Trust .......................            24,768                    *                   7,568               *
Ronald G. Casty ..............................             9,261                    *                   1,261               *
Cavanaugh Grandchildren's Trust ..............             1,858                    *                   1,858               *
Elizabeth Cavanaugh-Kerr .....................            15,433                    *                   6,969               *
James H. Cavanaugh ...........................           320,268                    *                  20,852               *
Michael P. Cavanaugh .........................            15,433                    *                   6,969               *
Chiao Tung Bank ..............................            10,091                    *                  10,091               *
Donald S. Crouse .............................             2,942                    *                   2,942               *
Geoffrey S. Crouse ...........................             2,942                    *                   2,942               *
W. Douglas Crouse ............................             2,942                    *                   2,942               *
William W. Crouse ............................           203,691                    *                  27,821               *
Meredith A. Curran ...........................               252                    *                     252               *



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
                                                                            PERCENTAGE OF                           PERCENTAGE OF
                                                       COMMON STOCK     OUTSTANDING SHARES OF                     OUTSTANDING SHARES
                                                        OWNED PRIOR     COMMON STOCK PRIOR TO     COMMON STOCK     OF COMMON STOCK
NAME                                                  TO THE OFFERING        THE OFFERING           OFFERED       AFTER THE OFFERING
----                                                  ---------------        ------------           -------       ------------------
Sean B. Curran ..................................               252               *                     252                 *
Ecker N.V. ......................................             1,009               *                   1,009                 *
Elan International Services Ltd. ................            25,228               *                  25,228                 *
Orrie Friedman ..................................             5,046               *                   5,046                 *
Genzyme Corporation .............................            10,091               *                  10,091                 *
HCV V Holdings...................................             5,550               *                   5,550                 *
Hoechst Marion Roussel ..........................            25,228               *                  25,228                 *
Hudson International Holdings Corp...............            61,200               *                  25,228                 *
Investor Investments Aktiebolag .................            75,684               *                  75,684                 *
J.H. Pew Freedom Trust ..........................           496,985               *                   3,532                 *
J.N. Pew, Jr. Trust .............................           248,485               *                   1,766                 *
James D. Isbister Trust .........................               504               *                     504                 *
John P. Curran IRA ..............................               504               *                     504                 *
Laura Jane Littlechild Revocable Trust ..........             5,575               *                   5,575                 *
Augustine Lawlor ................................             1,264               *                   1,264                 *
Mark Leschly ....................................            11,422               *                   5,434                 *
John W. Littlechild .............................            75,498               *                  25,498                 *
M&G Equities ....................................             5,046               *                   5,046                 *
Mabel Pew Myrin Trust ...........................           319,497               *                   2,271                 *
Christopher K. Mirabelli ........................             2,526               *                   2,526                 *
New Mexico State Investment Council .............            20,181               *                  20,181                 *
Novartis Holding AG .............................            75,684               *                  75,684                 *
Elliot M. Olstein ...............................               505               *                     504                 *
Pennsylvania State Employees Retirement System ..           126,138               *                 126,138                 *
Pew Memorial Trust ..............................         2,484,924               4.5%               17,660               4.5%
Pharmacia & Upjohn ..............................            10,091               *                  10,091                 *
Rho Management Trust II .........................           200,936               *                  75,684                 *
Sarah Grace Littlechild Trust ...................             5,574               *                   5,574                 *
SmithKline Beecham Corporation ..................            50,456               *                  50,456                 *
State Farm Mutual Automobile Insurance Co. ......            50,456               *                  50,456                 *
State Treasurer of the State of Michigan ........           100,912               *                 100,912                 *
Jeffrey Steinberg ...............................            87,181               *                   4,181                 *
Robert C. Steinberg .............................            52,289               *                   2,789                 *
Richard J. Testa ................................               252               *                     252                 *
The Wellcome Trust ..............................            37,842               *                  37,842                 *
Waterville Partners, LP .........................             5,046               *                   5,046                 *
Harold Werner ...................................            17,729               *                  13,243                 *
                                                                                                  ----------

   Total ........................................                                                   921,442
                                                                                                 ===========

------------------
*Represents less than 1%.

           Information concerning the selling stockholders may change from time to time and any changed information will be set forth in future prospectus supplements if and when necessary.



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